EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF ONTRAK, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Ontrak, Inc. (the “Corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on October 28, 2019, as amended by the Certificate of Amendment filed with the Secretary of State on July 6, 2020, the Certificate of Designations of Rights and Preferences filed with the Secretary of State on August 21, 2020, Amendment No. 1 to Certificate of Designations of Rights and Preferences filed with the Secretary of State on October 15, 2020, and the Certificate of Amendment filed with the Secretary of State on February 21, 2023 (as amended to date, the “Certificate of Incorporation”).
SECOND: The Certificate of Incorporation is hereby amended by revising Article FOURTH to include a new paragraph 3 as follows:
3.     Effective at 6:00 p.m. Eastern Time (the “Effective Time”) on the effective date of the certificate of amendment adding this paragraph to Article FOURTH of the certificate of incorporation of the Corporation (the “Effective Date”), every six (6) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined and reclassified into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Split”); provided, however, that if the Reverse Split would result in the record account of any holder of Common Stock having a number of shares of Common Stock that is, in the aggregate, less than one (1) share (a “Fractional Share”), such holder shall be entitled to receive a whole share of Common Stock in lieu of a Fractional Share.
THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 27th day of July, 2023.

Ontrak, Inc.
By:	/s/ Brandon LaVerne
Name:	Brandon LaVerne
Title:	Interim Chief Executive Officer